Exhibit 4.4

FIRST AMENDMENT TO AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT OF AUTOTRADER.COM, INC.

This First Amendment to Amended and Restated Stockholders Agreement of AutoTrader.com, Inc. (this “First Amendment”) is entered into effective as of this 14th day of October, 2010, by and among AutoTrader.com, Inc., a Delaware corporation (the “Company”), Manheim ATC, Inc., a Delaware corporation (“Manheim”), and Providence Equity Partners VI, L.P., a Delaware limited partnership (“Providence VI”).

WHEREAS, the Company, Manheim, Providence VI and other stockholders of the Company are parties to that certain Amended and Restated Stockholders Agreement of AutoTrader.com, Inc. dated as of June 15, 2010 (the “Stockholders Agreement”), pursuant to which the parties have set forth their mutual agreement regarding various matters relating to the Company; and

WHEREAS, Manheim and Providence VI are the only stockholders of the Company having a Percentage Interest (as defined in the Stockholders Agreement) equal to or greater than ten percent (10%) and, pursuant to Section 8.2 of the Stockholders Agreement, desire to amend the Stockholders Agreement as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The Stockholders Agreement is hereby amended, effective as of June 15, 2010, by deleting Section 4.3(a) thereof in its entirety and replacing it with the following:

“(a) If the Company, at any time or from time to time prior to the Company’s Initial Public Offering, makes any offering of New Shares (as defined in Section 4.3(f) below), the Class A Stockholders and the Class C Stockholders shall each first be offered the opportunity to acquire from the Company for the same price and on the same terms as such securities are proposed to be offered to others a pro rata portion of the New Shares (the “Basic Amount”) determined by multiplying (i) the total number of such offered New Shares (or, in the case of options, warrants or other rights obligating the Company to issue Shares of other equity interests, the total number of such New Shares or other equity interests covered by such options, warrants or rights) by (ii) a fraction, expressed as a percentage, the numerator of which shall be the number of Shares then held by such Class A Stockholder or Class C Stockholder, as applicable, and the denominator of which shall be the total number of Class A Shares and Class C Shares that are then issued and outstanding.”

2. The Stockholders Agreement is hereby amended, effective as of June 15, 2010, by deleting the first sentence of Section 4.3(d) thereof in its entirety and replacing it with the following:

“If any Class A Stockholder or Class C Stockholder exercises its Preemptive Rights hereunder, the closing of the purchase of the New Shares with respect to which such rights have been exercised shall take place within ninety (90) days after the Company’s initial offer has been given.”

3. The Stockholders Agreement is hereby amended, effective as of June 15, 2010, by deleting the first sentence of Section 5.1(a) thereof in its entirety and replacing it with the following:

“If, pursuant to Section 4.5(c), Manheim shall elect to comply with a Liquidity Request by complying with the provisions of Section 4.5(d), then Manheim shall, or shall cause one of its Affiliates to, purchase from Providence, on the date designated by Manheim no later than sixty (60) days after the final determination of Fair Market Value as provided by this Article V (or such later date designated by Manheim which shall be no more than thirty (30) days after the receipt of all Governmental Consents), all (but not less than all) of Providence’s Shares at a price payable in cash equal to their Fair Market Value on the date of the Liquidity Request.”

4. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This First Amendment may also be executed via facsimile copy or in portable document format (pdf) of original signatures, each of which shall be deemed an original for all purposes.

5. This First Amendment and the documents referred to herein represent the entire agreement of the parties regarding the subject matter hereof. This First Amendment supersedes all prior negotiations between the parties with respect to the subject matter hereof and cannot be amended, supplemented or modified except by an instrument in writing which makes specific reference to this First Amendment or the Stockholders Agreement and which is signed by the party against which enforcement is sought.

6. The Stockholders Agreement shall continue in full force and effect as amended and modified hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date first written above.

AUTOTRADER.COM, INC.

By:	/s/ Charles N. Bowen
Name:	Charles N. Bowen
Title:	Secretary

MANHEIM ATC, INC.

By:	/s/ Charles N. Bowen
Name:	Charles N. Bowen
Title:	Asst. Secretary

PROVIDENCE EQUITY PARTNERS VI, L.P.

By:	/s/ Albert J. Dobron
Name:	Albert J. Dobron
Title:	Managing Director

3